Exhibit 99.1

News Release

December 23, 2009	CONTACTS:

Media:
Russ Stolle, tel: +1 281 719 6624

Investor Relations:
Kurt Ogden, tel: +1 801 584 5959

Tronox Receives Bankruptcy Court Approval for an Alternative Transaction to Huntsman’s Stalking Horse Bid

The Woodlands, Texas — Huntsman Corporation (NYSE: HUN) today announced that Tronox Incorporated cancelled the auction scheduled for last Monday in connection with its proposed sale of assets to Huntsman and, today, received an interim order from the U.S. Bankruptcy Court authorizing Tronox to replace its existing senior secured financing and an order to enter into certain agreements as part of what Tronox describes as a restructuring transaction.  The new alternative transaction is sponsored by an ad hoc group of Tronox’s unsecured bondholders.  Tronox also delivered to Huntsman a notice of termination of the “stalking horse” agreement with Huntsman and its affiliates, under which Huntsman had agreed to purchase selected assets and equity interests of Tronox and certain of its subsidiaries.

Huntsman had increased its original bid to a value it believes to be in excess of that to be obtained under the ad hoc bondholders’ alternative transaction, and was present to participate at Monday’s auction had it not been cancelled by Tronox.

Peter Huntsman, President and CEO of Huntsman Corporation, stated, “We continue to believe that our improved bid provided the constituents of Tronox’s estate with superior value and protected the interests of Tronox’s employees, creditors and other stakeholders.  However, Tronox has chosen to go in a different direction, despite the  risks and ramifications of the ad hoc bondholders’ alternative transaction.  While we are disappointed in the result, it became clear that to prevail over the ad hoc bondholders, we would have to overpay for these assets.  Ultimately, we chose to exercise the discipline not to do so.”

He added, “While we continue to believe that the combination of these two businesses held great promise, with our strong balance sheet fully intact, we will seek other opportunities to create lasting value for our shareholders.”

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals.  Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging.  Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman today has more than 12,000 employees and operates from multiple locations worldwide.  The Company had 2008 revenues exceeding US$10 billion.  For more information about Huntsman, please visit the Company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  In addition, the completion of any transactions described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.